Exhibit 99.1

NEWS RELEASE

                                        ICF Reports Third Quarter 2017 Results

Third Quarter Highlights

•	Total Revenue was $305 Million, Supported by 4 Percent Year-over-Year Growth in Commercial Revenue
•	Diluted EPS Was $0.72; Non-GAAP EPS¹ Was $0.83
•	EBITDA¹ Margin on Revenue was 10.1 Percent; EBITDA Margin on Service Revenue¹ was 13.9 Percent
•	Contract Awards Totaled $401 Million; Trailing Twelve Month Contract Awards were $1.29 Billion, Representing a Book-to-Bill Ratio of 1.1
•	Operating Cash Flow Reached $70 Million Year-to-Date, up 21.6 Percent Year-over-Year

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, MBS Value Partners, lynn.morgen@mbsvalue.com 1.212.750.5800

David Gold, MBS Value Partners, david.gold@mbsvalue.com 1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@icf.com +1.571.373.5577

FAIRFAX, Va.— Nov. 2, 2017— ICF (NASDAQ:ICFI), a consulting and technology services provider to government and commercial clients around the world, reported results for the third quarter ended September 30, 2017.

Third Quarter 2017 Results

“Third quarter results set the stage for us to achieve the full year 2017 revenue, earnings and cash flow guidance we provided at the beginning of this year,” said Sudhakar Kesavan, ICF’s Chairman and Chief Executive Officer.

1 Non-GAAP EPS, Service Revenue, EBITDA, and Adjusted EBITDA are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below.  EBITDA margin percent is calculated by dividing the non-GAAP measure by the corresponding revenue.

“Efficient program performance and staff utilization, together with benefits from ongoing cost reduction initiatives, drove solid EBITDA performance in the third quarter, resulting in EBITDA margins of 10.1 percent and 13.9 percent on total and service revenue, respectively.

“Third quarter revenue was stable with last year’s levels even with one less working day, and year-to-date revenue increased 1.4 percent. In this year’s third quarter we experienced delays in pass-through revenue on several government contracts, which we expect to partially recapture in the fourth quarter. Due to the addition of these and other pass-through revenue, we expect to see a shift in the historical seasonality of ICF’s revenue trends this year, with fourth quarter revenue sequentially above third quarter levels.

“As expected, revenue from commercial clients continued to increase, driven by our energy markets work, and accounted for over 36 percent of third-quarter revenue. Government revenue was modestly below year-ago levels primarily as a result of the delay of pass-through revenue to the fourth quarter and into 2018. Except for the impact of lower pass-through activity, federal government revenue was approximately flat year-on-year. Strong double-digit revenue growth from international government clients more than offset the decline in state and local government revenue, which resulted from temporary delays in certain environmental and infrastructure projects in California.

“We continued to see sequential improvement in contract award activity in the third quarter, although as expected with the transition to the new administration, the seasonal trajectory in federal government contract activity associated with the government year-end was muted. Our current trailing twelve month book-to-bill ratio is at 1.1, and at the end of the third quarter funded backlog was 48 percent of total backlog. ICF’s business development pipeline was over $4.3 billion at the end of the third quarter, approximately 8 percent ahead of the similar period last year.

“Additionally, in the wake of Hurricanes Harvey, Irma and Maria, we were awarded two IDIQ contracts by state and local agencies in October that represent vehicles through which ICF will bid on task orders that fall within our area of housing recovery expertise. We expect additional RFPs to be released for support of CDBG-funded housing recovery programs at the state, county and local levels in Texas and Florida, and in the Territory of Puerto Rico, over the next several quarters. In the meantime, we have started to deploy ICF staff members to provide technical assistance support to certain of the affected areas through task orders under existing subcontracts with large engineering firms,” Mr. Kesavan noted.

Third quarter 2017 total revenue was $305.3 million, compared to $306.5 million in the third quarter of last year. Service revenue was $221.8 million, compared to $223.2 million in the third quarter of 2016. Net income amounted to $13.7 million in the third quarter of 2017, a 1.9 percent year-over-year increase from $13.4 million. Diluted earnings per share increased 2.9 percent to $0.72 from $0.70 per diluted share in the same quarter of last year. Non-GAAP EPS increased 2.5 percent to $0.83 per share compared to $0.81 in the third quarter of last year. EBITDA was $30.8 million, inclusive of $0.3 million in special charges, approximately flat with $31.0 million in the third quarter of 2016.  Third quarter 2017 EBITDA margin was 10.1 percent of total revenue, at the same level as last year. Adjusted EBITDA¹ margin, exclusive of the aforementioned special charges, was 10.2 percent of total revenue and 14.0 percent of service revenue.

Backlog and New Business Awards

Total backlog was $2.1 billion at the end of the third quarter of 2017. Funded backlog was $1.0 billion, or approximately 48 percent of the total backlog. The total value of contracts awarded in the 2017 third quarter was $401 million, bringing the trailing twelve month book-to-bill ratio to 1.1.

Government Business Third Quarter 2017 Highlights

•

U.S. federal government revenue was $142.3 million, a 4.9 percent decline due to lower pass-through revenue that was pushed out into the fourth quarter and 2018. Federal government revenue accounted for 47 percent of total revenue, compared to 49 percent of total revenue in the third quarter of 2016.

•

U.S. state and local government revenue decreased 11 percent year-on-year to $29.8 million due to temporary project delays and accounted for 10 percent of total revenue, compared to 11 percent of total revenue in the 2016 third quarter.

•

International government revenue increased 31 percent year-on-year, continuing its positive momentum, and accounted for 7 percent of total revenue, compared to 5 percent of total revenue in the 2016 third quarter.

Key Government Contracts Awarded in the Third Quarter

ICF was awarded more than 150 U.S. federal government contracts and task orders and more than 200 additional contracts from state and local and international governments. Some of the largest awards included:

•

Strategic communications: A re-compete blank purchase agreement with a ceiling of $50 million with the National Cancer Institute to provide biomedical informatics services, communications, and content.

•

Program support: A single-award indefinite-delivery, indefinite quantity re-compete contract with a ceiling of $25 million with the U.S. Department of Health and Human Services’ (HHS) Assistant Secretary for Preparedness and Response (ASPR) to continue the development and operation of the agency’s information gateway and technical assistance center for healthcare system preparedness and response.

•

Program management and communications: A contract with a ceiling of $20.7 million with the U.S. Department of Interior Bureau of Reclamation to provide program management, compliance documentation, modeling, and a variety of communications support for the long-term operation of California’s Central Valley Project and State Water Project.

•

Strategic communications: A re-compete contract with a ceiling of $20 million with the National Cancer Institute to provide communications services for the Division of Cancer Control and Population Sciences.

•	Survey and program support: A re-compete task order with a value of more than $13 million with the Centers for Disease Control to continue to continue to administer the National Youth Tobacco Survey.
•	Program support: A task order with a value of $12.6 million with the U.S. Department of Defense Air Force Air Mobility Command to provide support to the Enterprise Learning Office.
•	Program support: A contract with a value of $9.8 million with the U.S. Postal Service to provide customer registration program support.
•	Program support: A task order with a value of $9.2 million with the CDC Cancer Surveillance system to collect, process, analyze, and disseminate cancer incidence data.

Other government contract wins with a value of at least $5 million included: onsite support for state and tribal technical assistance for child welfare IT systems for the HHS Administration for Children and Families Children’s Bureau; preparation and dissemination of health information for the National Institutes of Health, National Center for Complementary and Integrative Health; program capacity building services for the Office of Community Services of the Administration for Children and Families; and continued support for the U.S. Department of Justice, Office of Juvenile Justice and Delinquency Prevention’s National Training and Technical Assistance Center.

Commercial Business Third Quarter 2017 Highlights

•

Commercial revenue was $110.6 million, 4.3 percent above the $106.1 million in last year’s third quarter. Commercial revenue accounted for 36 percent of total revenue, compared to 35 percent of total revenue in the 2016 third quarter.

•	Energy markets, which include energy efficiency programs, represented 40 percent of commercial revenue. Marketing services accounted for 40 percent of commercial revenue.

Key Commercial Contracts Awarded in the Third Quarter

Commercial sales were $93.2 million in the third quarter of 2017, and ICF was awarded more than 600 commercial projects globally during the period. The largest awards were:

Energy Markets

•	Four task orders with a combined value of $17.9 million with a utility in the southeastern U.S. to provide marketing services for its energy efficiency programs.
•	A contract with a ceiling of $8.3 million with an eastern U.S. utility to provide visual inspections and simple energy efficiency measures to its low- and moderate-income customers.
•	Two contracts with a combined value of $2.4 million with a wind energy company to prepare an environmental impact statement and master plan for a wind energy development project.

Marketing Services

•	Multiple contracts and modifications with a combined value of $27.3 million with a health insurance company to provide marketing services for its programs.
•	Multiple contracts and task orders with a combined value of $2.6 million with a health insurance company to provide program management support.

Other commercial contract and task order wins which were at least $1 million included: environmental support services for a western U.S. utility; digital marketing services for a financial services company; additional marketing services for a floor care products manufacturer; digital services for a trade association; implementation support for a Canadian utility’s home energy assistance program; additional marketing services for an international hotel chain; and loyalty program support for a national clothing retailer.

Summary and Outlook

“ICF’s year-to-date results reflect solid performance and represents our ability to capture growth across our diversified client set.

“Based on year-to-date results and current visibility, we have narrowed our full year 2017 guidance ranges. We expect revenue to range from $1.21 billion to $1.23 billion, diluted earnings per share to be between $2.50 and $2.60, and Non-GAAP EPS to range from $2.95 to $3.05. Additionally, we continue to expect operating cash flow to be in the range of $90 million to $100 million.

“Looking ahead to 2018, we believe that ICF’s government business is well positioned to support key federal agencies where spending is likely to remain stable or increase compared to fiscal 2017 levels, to assist state and local jurisdictions with post-hurricane housing recovery, and to further drive international revenue growth. On the commercial side, we expect energy markets to continue to grow thanks to contracts won and a robust business development pipeline, and commercial marketing services to build on positive year-to-date business development momentum and success in winning integrated contracts,” Mr. Kesavan concluded.

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About ICF

ICF is a global consulting services company with over 5,000 specialized experts, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three months ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Revenue	$305,301	$306,520	$907,988	$895,538
Direct Costs	189,992	191,310	564,495	562,697
Operating costs and expenses:
Indirect and selling expenses	84,558	84,193	259,600	250,393
Depreciation and amortization	4,613	4,130	13,431	12,233
Amortization of intangible assets	2,742	3,111	8,225	9,387
Total operating costs and expenses	91,913	91,434	281,256	272,013

Operating Income	23,396	23,776	62,237	60,828
Interest expense	(2,175)	(2,407)	(6,663)	(7,312)
Other (expense) income	(311)	732	24	950
Income before income taxes	20,910	22,101	55,598	54,466
Provision for income taxes	7,218	8,664	19,792	20,555
Net income	$13,692	$13,437	$35,806	$33,911

Earnings per Share:
Basic	$0.73	$0.71	$1.90	$1.79
Diluted	$0.72	$0.70	$1.86	$1.75

Weighted-average Shares:
Basic	18,666	18,965	18,807	18,989
Diluted	19,024	19,329	19,218	19,345

Other comprehensive income (loss), net of tax	558	(165)	3,030	(3,108)
Comprehensive income, net of tax	$14,250	$13,272	$38,836	$30,803

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(in thousands, except per share amounts)

	Three months ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Reconciliation of Service Revenue
Revenue	$305,301	$306,520	$907,988	$895,538
Subcontractor and Other Direct Costs	(83,534)	(83,346)	(241,514)	(237,567)
Service Revenue	$221,767	$223,174	$666,474	$657,971

Reconciliation of EBITDA and Adjusted EBITDA
Net Income	$13,692	$13,437	$35,806	$33,911
Other expense (income)	311	(732)	(24)	(950)
Interest expense	2,175	2,407	6,663	7,312
Provision for income taxes	7,218	8,664	19,792	20,555
Depreciation and amortization	7,355	7,241	21,656	21,620
EBITDA	30,751	31,017	83,893	82,448
Special charges related to severance for staff realignment (2)	264	389	841	1,475
Special charges related to facility consolidations and office closures	2	53	1,721	108
Adjusted EBITDA	$31,017	$31,459	$86,455	$84,031

EBITDA Margin Percent on Revenue (3)	10.1%	10.1%	9.2%	9.2%
EBITDA Margin Percent on Service Revenue (3)	13.9%	13.9%	12.6%	12.5%
Adjusted EBITDA Margin Percent on Revenue (3)	10.2%	10.3%	9.5%	9.4%
Adjusted EBITDA Margin Percent on Service Revenue (3)	14.0%	14.1%	13.0%	12.8%

Reconciliation of Non-GAAP EPS
Diluted EPS	$0.72	$0.70	$1.86	$1.75
Special charges related to severance for staff realignment	0.01	$0.02	0.04	0.08
Special charges related to facility consolidations and office closures	0.01	—	0.11	0.01
Amortization of intangibles	0.14	$0.16	0.43	0.49
Income tax effects (4)	(0.05)	$(0.07)	(0.20)	(0.22)
Non-GAAP EPS	$0.83	$0.81	$2.24	$2.11

(2) Special charges related to severance were for an unplanned reduction in workforce of senior management in the third quarter of 2016 and the second and third quarter of 2017, and international staff realignment in the second quarter of 2016.

(3) EBITDA Margin and Adjusted EBITDA Margin were calculated by dividing the non-GAAP measures by the corresponding revenue.

(4) Income tax effects were calculated using an effective U.S. GAAP tax rate of 34.5% and 39.2% for the third quarter of fiscal year 2017 and 2016, respectively, and an effective tax rate of 35.6% and 37.7% for the first nine months of fiscal year 2017 and 2016, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2017	December 31, 2016
	(Unaudited)
Current Assets:
Cash and cash equivalents	$6,485	$6,042
Contract receivables, net	288,060	281,365
Prepaid expenses and other	12,902	11,724
Income tax receivable	1,598	—
Total current assets	309,045	299,131
Total property and equipment, net	36,027	40,484
Other assets:
Goodwill	685,922	683,683
Other intangible assets, net	37,971	46,129
Restricted cash	1,251	1,843
Other assets	17,431	14,301
Total Assets	$1,087,647	$1,085,571

Current Liabilities:
Accounts payable	$62,604	$70,586
Accrued salaries and benefits	54,807	39,763
Accrued expenses and other current liabilities	44,377	52,631
Deferred revenue	34,485	29,394
Income tax payable	—	106
Total current liabilities	196,273	192,480
Long-term liabilities:
Long-term debt	230,080	259,389
Deferred rent	14,970	15,600
Deferred income taxes	47,160	39,114
Other	14,378	12,984
Total Liabilities	502,861	519,567
Commitments and Contingencies (Note 13)
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 22,009,402 and 21,663,432 shares issued; 18,639,314 and 19,021,262 shares outstanding as of September 30, 2017 and December 31, 2016, respectively	22	22
Additional paid-in capital	305,394	292,427
Retained earnings	407,696	371,890
Treasury stock	(121,716)	(88,695)
Accumulated other comprehensive loss	(6,610)	(9,640)
Total Stockholders’ Equity	584,786	566,004
Total Liabilities and Stockholders’ Equity	$1,087,647	$1,085,571

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended
	September 30,
	2017	2016
	(Unaudited)
Cash flows from operating activities
Net income	$35,806	$33,911
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash equity compensation	8,158	7,674
Depreciation and amortization	21,655	21,620
Facilities consolidation reserve	1,351	—
Deferred taxes and other adjustments, net	7,473	5,223
Changes in operating assets and liabilities:
Contract receivables, net	(3,876)	(18,286)
Prepaid expenses and other assets	(2,835)	(4,875)
Accounts payable	(8,822)	(4,387)
Accrued salaries and benefits	14,795	18,921
Accrued expenses and other current liabilities	(9,996)	3,779
Deferred revenue	4,470	160
Income tax receivable and payable	(1,710)	(5,567)
Other liabilities	3,815	(386)
Net cash provided by operating activities	70,284	57,787

Cash flows from investing activities
Capital expenditures for property and equipment and capitalized software	(8,475)	(10,654)
Payments for business acquisitions, net of cash received	(92)	—
Net cash used in investing activities	(8,567)	(10,654)

Cash flows from financing activities
Advances from working capital facilities	460,875	360,947
Payments on working capital facilities	(490,184)	(391,285)
Payments on capital expenditure obligations	(3,394)	(3,030)
Debt issue costs	(1,591)	—
Proceeds from exercise of options	4,722	2,104
Net payments for stockholder issuances and buybacks	(32,934)	(13,408)
Net cash used in financing activities	(62,506)	(44,672)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	640	(596)
Increase in Cash, Cash Equivalents, and Restricted Cash	(149)	1,865
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	7,885	9,109
Cash, Cash Equivalents, and Restricted Cash, End of Period	$7,736	$10,974

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$6,042	$6,085
Income taxes	$15,085	$15,137

ICF International, Inc. and Subsidiaries

Supplemental Schedule

Revenue by market	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Energy, environment, and infrastructure	40%	40%	40%	39%
Health, education, and social programs	42%	42%	42%	43%
Safety and security	8%	8%	8%	8%
Consumer and financial	10%	10%	10%	10%
Total	100%	100%	100%	100%

Revenue by client	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
U.S. federal government	47%	49%	46%	49%
U.S. state and local government	10%	11%	11%	11%
International government	7%	5%	7%	6%
Government	64%	65%	64%	66%
Commercial	36%	35%	36%	34%
Total	100%	100%	100%	100%

Revenue by contract	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Time-and-materials	41%	42%	42%	43%
Fixed-price	40%	39%	39%	38%
Cost-based	19%	19%	19%	19%
Total	100%	100%	100%	100%